Exhibit 5.2





                                                     November 13, 2003


V.F. Corporation
105 Corporate Center Blvd.
Greensboro, North Carolina 27408

Ladies and Gentlemen:

     I am Vice President - Administration, General Counsel and Secretary of V.F. Corporation, a Pennsylvania corporation (the "Company") and have acted as counsel to you in connection with the Company's offer (the "Exchange Offer") to exchange its 6% notes due October 15, 2033 (the "New Notes") for any and all of its outstanding 6% notes due October 15, 2033 (the "Old Notes"). The New Notes will be subject to a Registration Statement on Form S-4 (the "Registration Statement"). The Old Notes were issued, and it is proposed that the New Notes be issued, under an indenture dated as of September 29, 2000 between the Company and The Bank of New York (successor to United States Trust Company of New York), as trustee (the "Trustee") (as may be supplemented or amended from time to time, the "Indenture").

     I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates of public officials and other documents and instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

     Based on the foregoing and subject to the qualifications and exceptions set forth herein, it is my opinion that as of the date hereof, the Indenture has been duly authorized, executed and delivered by the Company and the New Notes have been duly authorized, and when executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the Exchange Offer and the Indenture, will be duly executed and delivered.

     I am a member of the Bar of the Commonwealth of Pennsylvania and I do not express any opinion herein concerning any law other than the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America.

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V.F. Corporation                       2                      November 13, 2003


     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer.

     This opinion is rendered in connection with the above matter. Davis Polk & Wardwell, as special counsel to the Company for the Exchange Offer, may rely upon this opinion.

                                             Very truly yours,


                                             /s/ Candace S. Cummings